UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MATRIA OF NEW YORK, INC.
(Exact name of registrant as specified in its charter)

New York	58-1873062

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200
Waltham, MA	02453

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Guarantee of 9.00% Senior Subordinated	New York Stock Exchange
Notes due 2016 of Inverness Medical
Innovations, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EX-4.4 Second Supplemental Indenture dated as of June 9, 2009 among Matria of New York, Inc., as guarantor, Inverness Medical Innovations,Inc., as issuer, and U.S. Bank National Association

Explanatory Note
     On May 12, 2009, Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”), issued its 9.00% senior subordinated notes due 2016 (the “Notes”), which were guaranteed (the “Guarantees”) by certain of its wholly owned subsidiaries (the “Guarantors”) pursuant to an indenture dated May 12, 2009 between Inverness and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated May 12, 2009 among Inverness, the Trustee and the Guarantors (together, the “Indenture”). The Notes and the Guarantees are listed on the New York Stock Exchange and were registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a registration statement on Form 8-A filed on May 12, 2009. The terms of the Indenture provide that certain subsidiaries of Inverness must become guarantors of the Notes. On June 9, 2009, Inverness, the Trustee, the Guarantors and the registrant, a wholly owned subsidiary of Inverness, entered into a second supplemental indenture whereby the registrant agreed to guarantee the obligations of Inverness under the Notes on the same basis as the other Guarantors. This registration statement on Form 8-A is being filed by the registrant in order to register its Guarantee under Section 12(b) of the Exchange Act to the same extent as the other Guarantees.
Item 1. Description of Registrant’s Securities to be Registered.
     The description of the registrant’s Guarantee is set forth under (a) the section captioned “Description of Debt Securities and Subsidiary Guarantees We May Offer” in the prospectus dated May 1, 2009 filed by Inverness, the Guarantors and the registrant on May 4, 2009 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which is a part of the registration statement on Form S-3 (No. 333-158542) filed by Inverness, the Guarantors and the registrant, as supplemented by (b) the section captioned “Description of Notes” in the prospectus supplement dated May 7, 2009 filed by Inverness and the Guarantors on May 8, 2009 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which descriptions are incorporated by reference into this registration statement and deemed to be a part hereof.
Item 2. Exhibits.
4.1	Indenture dated May 12, 2009 among Inverness Medical Innovations, Inc., as issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Inverness’ Current Report on Form 8-K dated May 12, 2009)

4.2	Supplemental Indenture dated May 12, 2009 among Inverness Medical Innovations, Inc., as issuer, the co-registrant guarantor subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Inverness’ Current Report on Form 8-K dated May 12, 2009)

4.3	Form of 9.00% Senior Subordinated Note due 2016 of Inverness Medical Innovations, Inc. (included in Exhibit 4.2 above)

4.4	Second Supplemental Indenture dated as of June 9, 2009 among Matria of New York, Inc., as guarantor, Inverness Medical Innovations, Inc., as issuer, the Guarantors, and U.S. Bank National Association, as trustee

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized.

MATRIA OF NEW YORK, INC.
By:	/s/ Tom Underwood
	Name:	Tom Underwood
	Title:	President

Date: June 9, 2009